Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
	Assistant Secretary	Page 1 of 3

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc., Parent of Gelson’s Markets, Announces Definitive Agreement to Be Acquired by TPG for $126.50 Per Share in Cash

LOS ANGELES, CA December 20, 2013 – Arden Group, Inc. (Nasdaq:ARDNA) (“Arden Group” or the “Company”), parent of Gelson’s Markets, an operator of 17 distinctive, full service specialty grocery stores in Southern California, announced today that it has entered into a definitive agreement to be acquired by TPG, the global private investment firm, in an all cash transaction valued at approximately $394 million.

Under the terms of the agreement, Arden Group’s shareholders will receive $126.50 per share in cash for each share of Arden Group’s common stock they hold, representing premiums of approximately 26% and 14% to the Company’s average closing stock prices for the periods ended six months and one day, respectively, prior to the announcement on July 15, 2013 that Arden Group was evaluating strategic alternatives, including a potential sale of the Company.

Today’s announcement is the result of a comprehensive process in which Arden Group, with the assistance of its financial advisor, solicited interest in a potential acquisition of the Company. The merger agreement was approved by all members of the Company’s Board of Directors that were present and voting at the meeting.

Bernard Briskin, Chairman, President and CEO of Arden Group said, “I am pleased to announce this agreement as it delivers significant value to our shareholders. In addition, it is a clear endorsement of Gelson’s Markets and of the hard work and commitment of our employees with whom I have had the privilege to work with for more than 40 years.”

Rob McDougall, President of Gelson’s Markets, said, “TPG is a world-class private investment firm and has a strong understanding and appreciation for our brand and our dedication to superior customer service. We are pleased to partner with TPG and look forward to the next phase of the Company’s growth. Gelson’s will continue to provide the highest levels of service to our customers at our same current locations, while looking to offer a remarkable shopping experience in other areas of Southern California.”

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

“Gelson’s Markets is an iconic Southern California supermarket chain that prides itself on offering quality and unmatched customer service,” said Carrie Wheeler, partner at TPG. “We look forward to working with the team to further expand Gelson’s footprint of premier supermarkets.”

The transaction is subject to customary closing conditions, including, among other things, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. There is no financing contingency.

Stockholders representing approximately 56% of the outstanding Arden Group Class A common stock are expected to execute a written consent approving the transaction. The transaction is expected to close in the first quarter of 2014.

Moelis & Company LLC is acting as exclusive financial advisor to Arden Group. Reed Smith LLP served as the Company’s outside counsel. BMO Capital Markets acted as financial advisor to TPG. Ropes & Gray LLP served as TPG’s outside counsel.

About Arden Group

Arden Group, Inc. is the parent company of Gelson’s Markets, founded in 1951, which now operates 17 full-service specialty grocery stores in Southern California. For more information about Gelson’s Markets, visit www.gelsons.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with $55.7 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Beijing, Chongqing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, São Paulo, Shanghai, Singapore and Tokyo. The firm has extensive experience with public and private investments around the world. TPG has invested in a number of leading retail franchises including Burger King, Daphne, China Grand Auto, J. Crew, Myer, Neiman Marcus Group, Petco, and Savers, among others. For more information visit www.tpg.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. Certain statements contained in this press release are forward-looking statements. These forward-looking statements reflect the Company’s current plans and expectations and are based on information currently known to the Company. The Company cautions readers that any forward-looking statements contained in this press release involve risks and uncertainties and are subject to change. The Company does not undertake any obligation to update forward-looking statements.

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Contacts:

For Arden Group, Inc.

Patricia S. Betance

Assistant Secretary

310/638-2842

For TPG

Owen Blicksilver Public Relations, Inc.

Lisa Baker

914-725-5949

lisa@blicksilverpr.com

 or

Jennifer Hurson

845-507-0571

jennifer@blicksilverpr.com

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950